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                                                                    Exhibit 11.1
                           Family Bargain Corporation
                    Computation of Net Loss Per Common Share
                  (Dollars in Thousands, except per share data)
                                   (Unaudited)
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                                      13 Weeks Ended           26 Weeks Ended
                                      --------------           --------------
                                    Aug 2,     July 27,      Aug 2,     July 27,
                                     1997        1996         1997        1996
                                     ----        ----         ----        ----
The Computation of net (loss)
available & adjusted shares
outstanding follows:

Net income (loss)                $(4,170)   $      629    $  (5,530)  $    (929)

Less: Preferred stock dividends
Series A                         $  (864)   $     (885)   $  (1,728)  $  (1,739)
Series B                         $  (635)   $       -     $  (1,292)  $      -
                                 --------   -----------  -----------  ----------

Net (loss) used for primary and
diluted computation              $(5,669)    $    (256)   $  (8,550)  $  (2,668)
                                 --------    ----------   ----------  ----------

Weighted average number of
common shares outstanding      4,929,822     4,588,345    4,873,949   4,314,189

Add:
Assumed exercise of those options
that are common stock equivalents

Assumed exercise of convertible
preferred stock                 ________      ________     ________     ________

Adjusted shares outstanding,
used for primary & fully
diluted computation            4,929,822     4,588,345    4,873,949   4,314,189
                               ---------     ---------    ---------   ----------

Net loss applicable to common
stock per common & common
share equivalent               $   (1.15)    $   (0.06)   $   (1.75)  $   (0.62)
                               ----------    ----------   ----------  ----------
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